UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2020

Progyny, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-39100	27-2220139
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1359 Broadway New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 888-3124

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PGNY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2020, the board of directors (the “Board”) of Progyny, Inc. (the “Company”) appointed Malissia R. Clinton and Roger C. Holstein to serve as directors of the Company, effective immediately. Ms. Clinton’s term will expire at the Company’s 2023 annual meeting of stockholders and Mr. Holstein’s term will expire at the Company’s 2021 annual meeting of stockholders. In addition, Ms. Clinton was appointed to serve as a member of the Nominating and Corporate Governance Committee of the Board and Mr. Holstein was appointed to serve as a member of the Compensation Committee of the Board.

Ms. Clinton, age 52, has served since 2009 as Senior Vice President, General Counsel and Secretary at The Aerospace Corporation. She previously worked at Northrup Grumman from 2002 to 2009, including her role as Senior Counsel for Special Projects beginning in 2007. Ms. Clinton joined TRW Space Technology, a division of TRW, Inc., in 1998 as Counsel in its Telecommunication Programs and Avionic Systems division. She began her career as an Associate at Tuttle & Taylor. Additionally, Ms. Clinton has served on the board of directors of 3D Systems Corporation since 2019 and on the board of directors of City of Hope Medical Center since 2016. Ms. Clinton holds a Bachelor of Science degree in Political Science and Government from Arizona State University and received her Juris Doctor from the Stanford Law School.

Mr. Holstein, age 67, has been a Managing Director at Vestar Capital Partners since 2006. He currently serves on the boards of Quest Analytics, Healthgrades and Veritas Collaborative. From 1997 to 2005, Mr. Holstein served as Chief Executive Officer, President or Director of WebMD and helped establish it as the leading source of healthcare information for consumers and professionals. From 1991 to 1996, Mr. Holstein was a member of the Office of the President at Medco, where he helped create the business of prescription benefit management. Prior to that, Mr. Holstein held executive positions at MCI, Warner Amex Cable and Grey Advertising. He began his career in marketing with the Spirits of St. Louis basketball team in the American Basketball Association. Mr. Holstein holds a Bachelor of Arts degree, with distinction, from Swarthmore College.

There is no arrangement or understanding between either of Ms. Clinton or Mr. Holstein and any other person pursuant to which she or he was selected as a director of the Company, and there is no family relationship between either of Ms. Clinton or Mr. Holstein and any of the Company’s other directors or executive officers. Neither of Ms. Clinton or Mr. Holstein has a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

In accordance with the Company’s amended and restated non-employee director compensation policy, each of Ms. Clinton and Mr. Holstein will receive a $40,000 annual cash retainer for their service on the Board. In addition, pursuant to this policy, on November 16, 2020, each of Ms. Clinton and Mr. Holstein was granted an initial option grant to purchase 44,000 shares of the Company’s common stock. This option will vest 25% on the first anniversary of the grant date, with the remainder vesting in equal quarterly installments through the fourth anniversary of the grant date. In addition, pursuant to the Company’s amended and restated non-employee director compensation policy, each of Ms. Clinton and Mr. Holstein will be eligible to receive an annual option grant to purchase 25,000 shares of the Company’s common stock and 5,000 restricted stock units, each of which will be granted at the close of business on October 24 of each year and vest on the first anniversary of the grant date, provided such director continues to serve as a member of the Board as of such date.

Each of Ms. Clinton and Mr. Holstein has also entered into the Company’s standard indemnity agreement for directors, the form of which was previously filed by the Company as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333- 233965), initially filed with the Securities and Exchange Commission on September 27, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGYNY, INC.

Dated: November 18, 2020
	By:	/s/ David Schlanger
David Schlanger
Chief Executive Officer